Exhibit 99.1

COMMERCEHUB, INC.

LEGACY STOCK APPRECIATION RIGHTS PLAN

1.                                      Purpose of the Plan. The purpose of the Plan is to provide for the supplemental grant of stock options to purchase the common stock of CommerceHub, Inc., a Delaware corporation (together with any successor thereto, the “Company”) to holders of certain outstanding stock appreciation rights issued under the Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan administered by Commerce Technologies, Inc. (“Commerce Technologies”) in connection with adjustments made to outstanding stock appreciation rights relating to Commerce Technologies Common Stock (as defined below) as a result of the reorganization of Commerce Technologies, merger of Commerce Technologies with and into a subsidiary of the Company and the anticipated subsequent spin-off of the Company from Liberty Interactive Corporation, a Delaware corporation.

2.                                      Eligibility. The Options under this Plan may be granted only to persons who are Participants.

3.                                      Definitions. Capitalized terms used herein shall have the meanings assigned to such terms in this Section 3.

a.                                      “Applicable Laws” means the requirements relating to the administration of equity-based compensation plans under Federal and State corporate laws, Federal and State securities laws, the Code, any stock exchange or quotation system on which the Common Shares are listed or quoted, and the applicable laws of any other country or jurisdiction where Options are granted under this Plan.

b.                                      “Affiliate” means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company, and any other entity required to be aggregated with the Company pursuant to Regulations under Code Section 414(o).

c.                                       “Board” or “Board of Directors” means (i) the Board of Directors of the Company, or (ii) a committee or subcommittee of the Board appointed by the Board from among its members.

d.                                      “Cause” shall mean (i) willful malfeasance or willful misconduct by the Participant in connection with his service to the Company, including but not limited to fraud, misappropriation, embezzlement or dishonesty; (ii) failure by the Participant to observe material policies of the Company applicable to the Participant; (iii) the commission by the Participant of any felony, or (B) misdemeanor involving moral turpitude; or (iv) in lieu of the foregoing, any applicable definition contained in an employment agreement or consulting  agreement between the Company and the Participant. The Committee shall determine, in its sole discretion, whether a Separation from Service is for Cause.

e.                                       “Code” means the Internal Revenue Code of 1986, and regulations thereunder, as such law and regulations may be amended from time to time.

f.                                        “Commerce Technologies Common Stock” means shares of common stock of Commerce Technologies, Inc., par value $.001 per share.

g.                                       “Commerce Technologies SAR” means an unexercised and unexpired stock appreciation right with regard to Commerce Technologies Common Stock granted pursuant to the Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan, as amended.

h.                                      “Committee” means the committee described in Section 9.

i.                                          “Common Shares” means shares of the Company’s Series C common stock.

j.                                         “Company” means CommerceHub, Inc., a Delaware corporation.

k.                                      “Conversion Ratio” means 2.181694489.

l.                                          “Disability” shall mean the Participant’s absence from his duties with the Company on a full-time basis for six consecutive months, or for shorter periods aggregating seven months or more in any year as a result of the Participant’s incapacity due to physical or mental illness, unless within 30 days after the Company gives written notice of termination following such absence the Participant shall have returned to the full-time performance of his duties. The determination of whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate, and shall be conclusive and binding on the Participant. A Participant shall not be considered disabled unless he furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

m.                                  “Fair Market Value” of a Common Share on any day means (i) for Option exercise transactions effected on any third-party incentive award administration system provided by the Company, the current high bid price of a Common Share as reported on the consolidated transaction reporting system on the principal national securities exchange on which Common Shares are listed on such day or if such Common Shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc., or (ii) for all other purposes under this Plan, the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a Common Share on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on the consolidated transaction reporting system for the principal national securities exchange on which Common Shares are listed on such day or if such Common Shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc. If for any day the Fair Market Value of a Common Share is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

n.                                      “Option” means an option to purchase a Common Share, granted by the Company to a Participant pursuant to Section 4(a) of the Plan.

o.                                      “Option Agreement” means the agreement evidencing the grant of an Option under the Plan.

p.                                      “Participant” means a person who as of the Reorganization Date, holds an outstanding Commerce Technologies SAR.

q.                                      “Plan” means the CommerceHub Inc. Legacy Stock Appreciation Rights Plan, as set forth herein and as amended from time to time.

r.                                         “Reorganization Date” means 5:00 p.m. New York City time, on July 22, 2016.

s.                                        “Retirement” means retirement, in good standing, after attaining normal retirement age (65) under the provisions of any retirement plan of the Company.

t.                                         “Separation from Service” means a termination of services with the Company or any Affiliate.

4.                                      Grants of Options.

a.                                      Subject to the provisions of the Plan, the Committee may at any time, and from time to time, grant Options to any Participant. Subject to adjustment in accordance with Section 7, the total number of Common Shares with respect to which Options may be issued under the Plan is 5,734,906 Common Shares. In the event any Options lapse or terminate for any reason, the Common Shares with respect to which such Options were issued may be the basis for the issuance of Options to other persons.

b.                                      Options granted under the Plan shall be evidenced by Option Agreements in such form as the Committee shall from time to time approve, containing such provisions not inconsistent with the terms of the Plan and which need not be the same for all Options.

c.                                       Each award of Options shall be for the number of Common Shares equal to (i) the number of Commerce Technologies SARs to which the Options relate multiplied by (ii) the Conversion Ratio, as determined by the Committee, rounded down to the nearest whole share.

d.                                      Subject to the foregoing and the other provisions of this section, Options may be exercisable upon achievement of specified objectives and/or satisfaction of one or more waiting periods prior to exercise.

e.                                       The Committee may at any time accelerate the date on which Options become exercisable, and no additional consideration need be received by the Company in exchange for such acceleration.

f.                                        Unless otherwise provided in the Plan or in the Option Agreement, Options, to the extent they become exercisable, may be exercised at any time in whole or in part until they expire or terminate. However, if the term of an Option expires when trading in the Common Shares is prohibited by law or the Company’s insider trading policy, then the term of such Option shall expire on the 30th day after the expiration of such prohibition.

g.                                       No Options shall be exercisable after the tenth anniversary of the date on which the Commerce Technologies SARs to which the Options relate were granted. If Commerce Technologies SARs with a lesser term than that permitted by the preceding sentence were granted, the Committee may, at any time prior to expiration of the Options, extend their term to the maximum term permitted by the preceding sentence, and no additional consideration need be received by the Company in exchange for such extension.

h.                                      The purchase price per Common Share under each Option shall be equal to (i) the exercise price of the applicable Commerce Technologies SAR divided by (ii) the Conversion Ratio, as determined by the Committee, rounded up to the nearest cent. The Option price shall be subject to adjustment in accordance with the provisions of Section 7 hereof.

i.                                          Subject to Section 6 below, Options shall be exercisable during the life of the Participant only by him or his guardian or legal representative, and after death only by his beneficiary.

j.                                         The Committee shall not have the authority to alter the purchase price per Common Share under each Option except as permitted by Section 7 below, nor shall the Committee have the authority to cancel outstanding Options and replace such Options with Options having a lower purchase price.

k.                                      Subject to the provisions of the Plan, after an Option has been granted,

i.                  the Committee may waive any term or condition thereof that could have been excluded from such Option when it was granted; and

ii.               With the written consent of the affected Participant, may amend any Option after it has been granted to include (or exclude) any provision which could have been included in (or excluded from) such Option when it was granted, and no additional consideration need be received by the Company in exchange for such waiver or amendment.

l.                                          No grant of an Option may provide for the payment to the recipient of dividend equivalents thereon in cash or Common Shares on a current,

deferred or contingent basis.

m.                                  Successive grants of Options may be made to the same Participant regardless of whether any Options previously granted to the Participant remain unexercised.

n.                                      Any Option Agreement shall be consistent with this Plan and incorporate it by reference.

o.                                      Except as provided below in Section 10, in the event that a Participant has a Separation from Service with the Company for any reason other than an involuntary Separation from Service without Cause, Death, Disability, or Retirement; or, in the event that the Committee determines, in its sole discretion, that any conduct of a Participant constitutes Grounds for Forfeiture, all rights of such Participant under the Plan (including rights with respect to outstanding Options) will terminate. Notwithstanding the foregoing, if provided in the applicable Option Agreement, a change in the nature of the services provided to the Company shall not constitute a Separation from Service, provided that the Participant continues to provide bonafide services to the Company or an Affiliate (e.g. an employee who becomes only a director; or a consultant that subsequently becomes an employee). As used herein, the term “Grounds for Forfeiture”, if not defined in the applicable Option Agreement, shall mean any of the following conduct of any Participant: (i) using for profit or disclosing confidential information or trade secrets of the Company to unauthorized persons, (ii) breaching any contract with or violating any legal obligation to the Company, (iii) failing to make himself available to consult with, supply information to, or otherwise cooperate with the Company at reasonable times and upon a reasonable basis, (iv) while employed by the Company, engaging, directly or indirectly, as an officer, employee, or consultant, or otherwise having, directly or indirectly, ownership or interest in any business that is competitive with the manufacture, sale or distribution of products and services of the type in which the Company is engaged or which may be developed or be in the process of development by the Company during the Participant’s employment; provided, however, that the Participant may own beneficially or maintain voting power of the shares of common stock of companies listed on national securities exchanges or publicly traded that do not exceed 5% of the outstanding shares of such companies, or (v) engaging in any other activity which would have constituted grounds for his discharge for Cause by the Company.

p.                                      The Plan, and all grants issued pursuant to the Plan, shall be structured, interpreted and applied in all circumstances in a manner that is consistent with the intent that Options shall not be subject to the premature income recognition or adverse tax provisions of Code Section 409A.

5.                                      Exercise of Options.

a.                                      No Common Shares shall be issued on the exercise of an Option unless paid for in full at the time of purchase. Payment for Common Shares purchased upon the exercise of an Option and any amounts required under Section 8 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) promissory note (subject to applicable law), (iv) whole Common Shares, (v) the withholding of Common Shares issuable upon such exercise of the Option, (vi) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, or (vii) any combination of the foregoing methods of payment, or such other consideration and method of payment as may be permitted for the issuance of shares under the Delaware General Corporation Law. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Option agreement and may be subject to such conditions as the Committee deems appropriate.

b.                                      Unless otherwise determined by the Committee and provided in the applicable Option Agreement, Common Shares delivered in payment of all or any part of the amounts payable in connection with the exercise of an Option, and Common Shares withheld for such payment, shall be valued for such purpose at their Fair Market Value as of the exercise date.

c.                                       The Company shall effect the transfer of the Common Shares purchased under the Option as soon as practicable after the exercise thereof and payment in full of the purchase price therefor and of any amounts required by Section 8, and within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. Unless otherwise determined by the Committee and provided in the applicable Option Agreement, (i) no Participant or other person exercising an Option shall have any of the rights of a stockholder of the Company with respect to Common Shares subject to an Option granted under the Plan until due exercise and full payment has been made, and (ii) no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment.

d.                                      For purposes of this Section 5, the date of exercise of an Option shall mean the date on which the Company shall have received both full payment and notice from the holder of the Option of the exercise of such Option (unless otherwise determined by the Committee and provided in the applicable Option Agreement).

6.                                      Transferability. Except as otherwise determined by the Committee, no Option granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, Options shall be exercisable during the Participant’s lifetime only by him or by his guardian or legal representative.

7.                                      Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Options described in this Plan and granted hereunder, in the exercise price provided in outstanding Options, and in the kind of shares covered thereby, as the Committee determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee shall provide in substitution for any or all outstanding Options under this Plan such alternative consideration as it determines to be equitable in the circumstances, and may require in connection therewith the surrender of all Options so replaced. The Committee shall also make or provide for the adjustments specified in this Section 7 as the Committee determines are appropriate.

8.                                      Withholding Taxes. The Company shall have the right, but shall not be obligated, to deduct from any payment under this Plan an amount equal to the Federal, State, local, foreign and other taxes, which in the opinion of the Company are required to be withheld by it with respect to such payment. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

9.                                      Administration of the Plan.

a.                                      This Plan shall be administered by a committee (the “Committee”) consisting of not less than three (3) persons (or such other minimum number of persons as the Board may determine) who shall be appointed by, and serve at the pleasure of, the Board. The Board may, from time to time, appoint members of the Committee in substitution for members previously appointed and fill vacancies, however caused, in the Committee. In the event a Committee has not been established, the Board shall be the Committee. A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee. The Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

b.                                      Option Agreements, in the forms as approved by the Board or the Committee, and containing such terms and conditions consistent with the provisions of this Plan as are determined by the Board or the Committee, may be executed on behalf of the Company by the Chairman of the Board, the President & Chief Executive Officer, Chief Financial Officer & Treasurer, or the Secretary of the Company.

c.                                       The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Options granted under the Plan, and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

10.                               Separation from Service, Death and Disability Provisions. Unless otherwise provided in the Plan, Option Agreement, or other agreement between the Company and a Participant:

a.                                      In case of the involuntary Separation from Service without Cause, or by reason of death, Disability or Retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option not immediately exercisable, the Committee may, in its sole discretion, accelerate the time at which such Option may be exercised. In addition, the Committee may waive any other limitation or requirement under any Option granted under this Plan.

b.                                      The Committee may, in its sole discretion, modify any Option to extend the period following a Participant’s Separation from Service which such Option will remain outstanding and be exercisable, provided that no such extension shall result in any Option being exercisable more than ten years after the date on which the Commerce Technologies SARs to which the Options relate were granted.

c.                                       In the case of a Participant’s Separation from Service for Cause, all of the Participant’s rights under this Plan (whether or not vested) shall be cancelled upon termination.

d.                                      In the case of a Participant’s Separation from Service for any reason other than Cause, all of the Participant’s rights under this Plan (whether or not vested) shall be cancelled upon termination except to the extent that such Participant was entitled to exercise the Option as of the date of termination and a post termination exercise period is provided in the Option Agreement.

11.                               Leave of Absence. The Board or the Committee shall determine the extent to which military or Government services or leave of absence for any other reason shall constitute Separation from Service, boardship or consultancy for the purposes of the Plan or any Options granted hereunder.

12.                               Participant Rights. This Plan shall not confer upon any Participant any right with respect to continuance of employment with or service to the Company nor shall it interfere in any way with any right the Company would otherwise have to terminate such Participant’s employment or service at any time, with or without Cause. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, finds or property of the Company, including without limitation, any specific finds, assets or other property which the Company may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to a Option, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person.

13.                               Indemnification of Board and Committee. Without limiting any other rights of indemnification which they may have from the Company and any parent or subsidiary, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a defendant party by reason of any action taken or failure to act under, or in connection with, the administration of the Plan, or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit, or proceeding, the member of the Board or Committee shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such member of the Board or Committee undertakes to handle it on his or her own behalf. The provisions of this Section shall not give the Board or Committee greater rights than they would have under the Company’s by-laws or New York law.

14.                               Severability of Provisions. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Option under any Applicable Law, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Laws, or in the discretion of the Committee, it shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

15.                               Governing Laws. The validity, construction, interpretation and administration of the Plan, each Option Agreement, and any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by the laws of the State of New York and the United States, as applicable, without reference to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Without limiting the generality of the foregoing, the period within which any actions arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of New York, irrespective of the place where the act or omission complained of took place and the residence of any party to such action and irrespective of the place where the action may be brought. A Participant’s acceptance of any Option shall constitute his irrevocable and unconditional waiver of the right to a jury trial in any action or proceeding concerning the Option, the Plan or any rights or obligations of the Participant or the Company under or with respect to the Options or the Plan.

16.                               Amendments and Termination.

a.                                      The Board may at any time and from time to time amend the Plan in whole or in part.

b.                                      The Committee shall not, without the further approval of the Board, authorize the amendment of any outstanding Option to reduce the exercise price. Furthermore, no Option shall be cancelled and replaced with a Option having a lower exercise price without further approval of the Board. This Section 16(b) is intended to prohibit the repricing of “underwater” Options, and shall not be construed to prohibit the adjustments provided for in Section 7 of this Plan.

c.                                       Notwithstanding any other provision of the Plan to the contrary, the Board may at any time terminate this Plan as of any date specified in a resolution adopted by the Board. If not earlier terminated, this Plan shall terminate on the last date that any Option granted hereunder may be exercised.

d.                                      Upon the termination or amendment of the Plan, the Committee shall not, without the consent of the affected Participant, reduce, cancel or adversely affect any Option which was granted prior to the termination or amendment of the Plan. In addition, any Option which was granted pursuant to the Plan will continue to be governed by the terms of the Plan after the termination or expiration of the Plan.

17.                               Acceptance. By accepting any benefits under the Plan, each Participant, and each person claiming under or through him, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, its agents and employees, and the Board and the Committee.

18.                               Miscellaneous. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

19.                               Restatement of Financial Statements.  If the Participant holds the office of Vice President or above as of the grant date, and if (i) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated subsidiaries) is required and (ii) in the reasonable judgment of the Committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the Participant, the Participant will repay to the Company Forfeitable Benefits received by the Participant during the Misstatement Period in such amount as the Committee may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Committee, the extent to which the market value of Common Shares during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means any proceeds received by the Participant from the sale, exchange, transfer or other disposition during the Misstatement Period of Common Shares received by the Participant upon the exercise during the Misstatement Period of any Option held by the Participant.  “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.